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                                                                   Exhibit 10.28


                            SUPPLEMENTAL AGREEMENT TO
                           GENERAL MOTORS CORPORATION
                       DEALER SALES AND SERVICE AGREEMENT

This Supplemental Agreement to General Motors Corporation Dealer Sales and Service Agreement is entered into between Hometown Auto Retailers, Inc. and General Motors Corporation.

WHEREAS Hometown Auto Retailers, Inc. is interested in acquiring ownership of one or more GM Dealerships in selected areas of the United States;

WHEREAS, die parties desire to enter into a positive end productive business relationship which will accomplish our mutual goals and promote sales of GM products consistent with GM's brand strategy for its products and focus on total customer enthusiasm;

WHEREAS, the organization and ownership structure of Hometown Auto Retailers, Inc. and its retail operating systems are such that the terms of the Dealer Agreement are not wholly adequate to address the legitimate business needs and concerns of Hometown Auto Retailers, Inc. and GM;

NOW, THEREFORE, the parties agree as follows:

1.    Purpose of Agreement

      1.1   Purpose of Agreement

            The parties acknowledge that Hometown Auto Retailers, Inc. desires to purchase the stock or assets of one or more current GM Dealerships and to be appointed as the replacement Dealer by the appropriate Divisions. The parties further acknowledge that the ownership arrangements of Hometown Auto Retailers, Inc. and the operating processes and procedures of Hometown Auto Retailers, Inc. require that the parties supplement the standard terms and provisions of the Dealer Agreement to assure that the legitimate business needs of GM in regard to the representation of its products are satisfied. The parties have agreed to enter into this Agreement for that purpose. This agreement shall not apply in any respect to Saturn Dealers or dealerships, and Hometown Auto Retailers, Inc. agrees that it will not acquire or attempt to acquire any Saturn Dealers or dealerships.

      1.2   Definitions.

            For purposes of this Agreement, the following terms shall have the meaning indicated:

            1.2.1 "Agreement" means this Supplemental Agreement to General
                  Motors Corporation Dealer Sales and Service Agreement.

            1.2.2 "Hometown Auto Retailers, Inc." or "Hometown" means Hometown


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                  Auto Retailers, Inc.. and its subsidiary Dealer Companies.

            1.2.3 "Dealer Agreement" means a General Motors Corporation Dealer
                  Sales and Service Agreement, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference. It also includes my superseding Dealer Agreements.

            1.2.4 "Dealer Company" or "Dealer" means the business entity owned or controlled by Hometown Auto Retailer, Inc. that is a party to a Dealer Agreement and is defined as the "Dealer" for purposes of the Dealer Agreement.

            1.2.5 "Division" or "Divisions" means one or more of the marketing divisions of GM; Chevrolet, Pontiac-GMC, Oldsmobile, Buick, Cadillac.

            1.2.6 "GM" means General Motors Corporation.

            1.2.7 "GM Dealerships" means a specific, physical location from which Dealership Operations are conducted by a Dealer pursuant to the terms of one or more Dealer Agreements. It does not include Saturn Dealerships.

            1.2.8 "Voting stock" means any stock of Hometown Auto Retailers,
                  Inc. that has voting rights as well as any debt or equity security of Hometown Auto Retailers, Inc. that is convertible into stock of Hometown Auto Retailers, Inc. that has voting rights.

2.    Hometown Auto Retailers, Inc. Ownership

      2.1   Ownership Structure.

            Each Dealer will be a separate company, distinct from Hometown Auto Retailers, Inc. in the form of either a corporation, partnership or other business enterprise form acceptable to GM, which is capitalized in accordance with the "GM Owned Working Capital Agreement". Each of the Dealer Companies will be owned by Hometown Auto Retailers, Inc. or may have minority interests held by employees of that Dealer Company subject to GM approval.

      2.2 Hometown Auto Retailers, Inc. hereby warrants that the representations and assurances contained in this Agreement are within its authority to make and do not contravene any directive, policy or procedure of Hometown Auto Retailers, Inc.


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      2.3   Change in Ownership. Any material change in ownership of any Dealer company and any material change in Hometown Auto Retailers, Inc. or any event described in section 2.4.2(b) shall be considered a change in ownership of the Dealer Company under the terms of the dealer agreements and all applicable terms of the Dealer Agreement as supplemented by this Agreement will apply to any such change.

      2.4 Acquisition of Ownership Interests by Third Party. Given the ultimate control Hometown Auto Retailers, Inc. will have over the Dealer Companies, and the Divisions' strong interest in assuring that those who own and control their Dealers have interests consistent with those of the Divisions, Hometown Auto Retailers, Inc. agrees to the following;

            2.4.1 Hometown Auto Retailers, Inc. will deliver to GM copies of all Schedules 13D and 13G, and all amendments thereto and termination's thereof, received by Hometown Auto Retailers, Inc., within five (5) days of receipt of such Schedules. If Hometown Auto Retailers, Inc. is aware of any ownership of its stock that should have been reported to it on Schedule 13D but that is not reported in a timely manner, it will promptly give GM written notice of such ownership, with any relevant information about the owner that Hometown Auto Retailers, Inc. possesses.

            2.4.2 If Hometown Auto Retailers, Inc. through its Board of Directors or through shareholder action proposes or if any person, entity or group sends Hometown Auto Retailers, Inc. a schedule 13D, or any amendment thereto, disclosing (a) a binding agreement to acquire or the acquisition of aggregate ownership of more than twenty percent (20%) of the voting stock of Hometown Auto Retailers, Inc. and (b) Hometown Auto Retailers, Inc. through its Board of Directors or through shareholder action proposes or if any plans or proposals which relate to or would result in the following: (i) the acquisition by any person of more than 20% of the voting stock of Hometown Auto Retailers, Inc. other than for the purposes of ordinary passive investment (ii) an extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Hometown Auto Retailers, Inc. or a sale Or transfer of a material amount of assets of Hometown Auto Retailers, Inc. and its subsidiaries; or (iii) any change which together with any changes made to the Board of Directors within the preceding year, would result in a change in control of the then current board of directors of Hometown Auto Retailers, Inc. or (iv) in the case of an entity that produces or controls or is controlled by or is under common control with an entity that either produces motor vehicles or is a motor vehicle franchisor, the acquisition by any person entity or group of more than 20% of the voting stock of Hometown Auto Retailers, Inc. and any proposal by any such person, entity or group through the Hometown Auto Retailers, Inc. Board of Directors or shareholders action to change the


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            board of directors of Hometown Auto Retailers, Inc., then if such actions in GM's business judgment could have a material or adverse effect on its image or reputation in the GM dealerships or be materially incompatible with GM's interests (and upon notice of GM's reasons for such judgment, Hometown Auto Retailers, Inc. agree that it will take one of the remedial actions set forth in Section 2.4.3 below within ninety (90) days of receiving such Schedule 13D or such amendment.

            2.4.3 If Hometown Auto Retailers, Inc. is obligated under Section
            2.4.2 above to take remedial action, it will (a) transfer to GM or its designee, and GM or its designee will acquire the assets, properties or business associated with any Dealer Company at fair market value as determined in accordance with Section 8 below, or
            (b) provide evidence to the Divisions (reasonably acceptable to GM) that such person entity or group no longer has such threshold level of ownership interest in Hometown Auto Retailers, Inc. or that the actions described in Section 2.4.2(b) will not occur.

            2.4.4 Should Hometown Auto Retailers, Inc. or Dealer Company enter into an agreement to transfer the assets of a Dealer Company to a third party, the right of first refusal described in Article 12.3 of the Dealer Agreement shall apply to any such transfer.

            2.4.5 Hometown Auto Retailers, Inc. will describe such provisions of this Section in any prospectus it delivers in connection with the offer or sale of its stock or any other securities filing as may be required by any applicable laws or regulations.

      2.5 Officers and Key Management. Hometown Auto Retailers, Inc. agrees to provide to GM a list of the key management of Hometown Auto Retailers, Inc. responsibilities in regard to the control and management of Hometown Auto Retailers, Inc. and each Dealer Company. Each Dealer Company shall agree to propose to GM any material changes in the key management of the Dealer Company or their responsibilities. Such proposal should GM in writing prior to such change to the extent practicable and shall include sufficient information to permit GM to evaluate the proposed change consistent with normal policies and procedures. Hometown Auto Retailers, Inc. will notify GM in writing of any material change in the key management of Hometown Auto Retailers, Inc. or their responsibilities. For purposes of this Agreement, the term "key management" shall mean CEO, President and Vice Presidents or their functional equivalents with respect to each dealer company and executive officers, or their functional equivalent with respect to Hometown Auto Retailers, Inc.

3.    Hometown Auto Retailers, Inc. Operating Policies and Procedures

      3.1   GM Brand Strategy. Hometown Auto Retailers, Inc. acknowledges that
            GM


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            has a Brand Strategy and has invested significant capital in the development of corporate, divisional and brand image. Relevant information regarding this strategy has been shared with Hometown Auto Retailers, Inc.. Hometown Auto Retailers, Inc. agrees to accommodate GM's Brand Strategy in its Hometown Auto Retailers, Inc. GM dealership Operations. Hometown Auto Retailers, Inc. will incorporate in each of its GM Dealerships the following as a minimum in support of the GM Brand Strategy:

                  3.1.1 GM has developed retail and service operating standards for each of its Divisions. At each of its GM
                        Dealerships, Hometown Auto Retailers, Inc. will implement and use those divisional standards, or higher standards which it may develop, subject to GM's approval.

                  3.1.2 Dealer marketing associations for each of the Divisions are an integral part of GM's Brand Strategy. Hometown Auto Retailers, Inc. agrees that its GM advertising and marketing practices will support and enhance GM and Divisional brand and marketing practices and goals. Hometown Auto Retailers, Inc. agrees and each GM Dealer Company shall agree that the GM Dealer Company will participate in the appropriate dealer marketing association or group as provided in Section 11.

                  3.1.3 Hometown Auto Retailers, Inc. will not, and will not permit any Dealer Company to jointly advertise or market any of their non-GM automotive operations in conjunction with its approved GM Dealership Operations (it being understood that the advertising example attached hereto as Exhibit C will be permissible).

4.    Acquisition of GM Dealerships

      4.1 In consideration for the representations, covenants and commitments contained herein, and assuming compliance with the normal requirements of General Motors regarding transfer of assets and appointment as a dealer, General Motors will permit the acquisition of up to five (5) General Motors Dealerships during the period commencing from the date of this Agreement and ending 24 months thereafter. If GM requests Hometown Auto Retailers, Inc. to consider purchasing certain GM dealerships, such dealerships are to be included in the number of acquisitions. If there is a material dispute between any GM affiliate and Hometown Auto Retailers, Inc., then GM may elect not to approve any public companies dealerships until the dispute is resolved (even if the pre-approved number has not been met).

      4.2   Following the 24 month period, each Dealer company in which


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            Hometown Auto Retailers, Inc. has an investment must be in compliance with the terms of the General Motors Policies for Changes in GM Dealership Ownership/Management bulletin of September 19, 1994 (a copy of which has already been provided) including any revisions or replacements of that bulletin, in order to be approved for additional acquisitions General Motors Dealerships.

      4.3 Multiple Dealer Policy. Hometown Auto Retailers, Inc. recognizes that customers benefit from competition in the marketplace and agree that any proposal to acquire additional GM dealerships shall be subject to the terms of General Motors Multiple Dealer Investor/Multiple Dealer Operator policies as set forth in NAO Bulletin 94-11, including any revisions of replacements to the bulletin.

      4.4 GM and Hometown Auto Retailers, Inc. agree that Hometown Auto Retailers, Inc. will not attempt to acquire more than 50% of the GM dealerships, by franchise line in a GM defined Multiple Dealer Area. GM will provide upon Hometown Auto Retailers, Inc. request the number of GM dealerships, by line, in the Multiple Dealer Area and the maximum number of dealerships Hometown Auto Retailers, Inc. may acquire in that Multiple Dealer Area.

      4.5 Evaluation of Operations. GM will conduct semi annual evaluation meetings with the management of Hometown Auto Retailers, Inc. and the Dealer Operators of each GM Dealer Company to review the performance of each GM Dealer Company. In the event GM advises Hometown Auto Retailers, Inc. for any two consecutive evaluation periods that the performance of a GM dealership is not meeting the sales volume, Customer Satisfaction or Branding requirements of GM, an addition to other available remedies, GM will have the right to demand a change in the management of the dealer company not meeting those requirements. Hometown Auto Retailers, Inc. will make the management changes at any deficient dealership within not more than six (6) months after notice of the deficiencies.

5.    Dealership Operations

      5.1 Dealership Operations. Each Dealer Company shall be a distinct and complete business entity which shall include complete Dealership Operations as that term is defined in the Dealer Agreement including, but not limited to, sales, service, parts, and used car operations. This requirement will not preclude certain centralized functions provided that they are consistent with GM's Channel Strategy, and that such centralized functions are reviewed with and approved by GM, which approval shall not be unreasonably withheld. However, no sales, service or parts operations may be combined with any non-GM representation and all GM Dealerships will have reasonable used car operations.


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      5.2   GM Channel Strategy. Hometown Auto Retailers, Inc. further stipulates and agrees that if hometown Auto Retailers, Inc., GM, and the public are to realize the potential benefits that Hometown Auto Retailers, Inc. represents to be the result of the acquisitions proposed by Hometown Auto Retailers, Inc., then an integral component of the participation by Hometown Auto Retailer, Inc. and Dealer Company is their agreement that all GM Dealerships shall fully comply with General Motors Channel Strategy including proper divisional representation alignment and facilities that are properly located and that are in compliance with appropriate divisional image programs. The Channel Strategy is set forth in a memorandum dated October 5, 1995, from Ronald L. Zarrella to all GM dealers, and in the written statement of the strategy as it relates to each of Dealer Company, copies of which will be provided to Hometown Auto Retailers, Inc. and each Dealer Company. Hometown Auto Retailers, Inc. agrees and each Dealer Company shall agree that within 12 months of the acquisition of any GM Dealership that is not consistent with the Channel Strategy, Hometown Auto Retailers, Inc. and Dealer Company will have complied with the Channel Strategy for that location. Notwithstanding the above, GM will consider reasonable requests from Hometown Auto Retailers, Inc. for an extension if Hometown Auto Retailers, Inc. is making reasonable progress and is unable to comply with the Channel Strategy for reasons beyond Hometown Auto Retailers, Inc. control. If Hometown Auto Retailers, Inc. and Dealer Company fail to do so within the time provided, then Hometown Auto Retailers, Inc. will cause Dealer Company and Dealer Company will agree to terminate the representation of such products as reasonably required by GM to comply with the Channel Strategy. If such termination is required, GM will compensate Hometown Auto Retailers, Inc. the of sum $1,000 for each unit of GM retail planning guide for each Dealer Agreement so terminated.

      5.3 Exclusive Representation. Hometown Auto Retailers, Inc. agree, and each Dealer Company shall agree that all GM Dealerships shall be used solely for the exclusive representation of GM products and related services and in no event shall be used for the display, sale or promotion or warranty service of any new vehicle other than those of General Motors Corporation (provided that if Hometown Auto Retailers, Inc. acquires a GM Dealership having a sales and service agreement with a competitive automobile manufacturer or importer and related sales and service operations at the same facility, at GM's request Hometown Auto Retailers, Inc. shall cause the competitive sales and service operations to be relocated within one year of acquisition). Hometown Auto Retailers, Inc., agrees and each Dealer Company shall agree that should a Dealer Company cease to provide exclusive representation of GM products, based on the proper franchise alignment as determined by the Channel Strategy, then that shall constitute


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            good cause in and of itself for the termination of the Dealer
            Agreement then in effect with such Dealer Company and Hometown Auto Retailers, Inc. shall cause Dealer Company to and Dealer Company shall voluntarily terminate the Dealer Agreements then in effect.

      5.4 Image Compliance. Any Dealer Company acquired by Hometown Auto Retailers, Inc. shall be brought into compliance with applicable Divisional facility image requirements. Any new construction or significant interior or exterior remodeling of any GM Dealerships shall incorporate the appropriate divisional image program and shall be subject to approval by the appropriate Division before such construction is undertaken.

      5.5 Corporate Name and Tradenames. The corporate name, any tradename or d/b/a of each GM Dealer Company must include the names of those GM Divisions represented by such Dealer Company.

      5.6 Dealer Company Advertising. Hometown Auto Retailers, Inc. agrees that the advertising of each of the GM Dealer companies will maintain and support the GM brand strategy. Newspaper, radio, television and any other form of advertising will not combine GM brands or non GM brands, unless GM has approved combined operations and will clearly identify each GM dealership as a separate entity at its approved location (it being understood that the advertising example attached hereto as Exhibit C will be permissible).

6.    Dealer Operator

      6.1 Appointment of Dealer Operator. For purposes of the Dealer Agreement, including Paragraph Third and Article 2 and for each GM Dealership, Hometown Auto Retailers, Inc. shall appoint an individual who shall act as Executive Manager of that GM Dealership only and who shall be considered as Dealer Operator for purposes of the Dealer Agreement. The Divisions will rely upon the personal qualifications and management skills of Dealer Operator. Hometown Auto Retailers, Inc. hereby represents that Dealer Operator will have complete managerial authority to make all decisions, and enter into any and all necessary business commitments required in the normal course of conducting Dealership Operations on behalf of Dealer Company and may take all actions normally required of a Dealer Operator pursuant to Paragraph Third and Article 2 of the Dealer Agreement. Hometown Auto Retailers, Inc. will not revoke, modify or amend such authority without the prior written approval of the applicable Division (except as provided in Section 6.3 below). Because of the unique structure of Hometown Auto Retailers, Inc., the 15% ownership requirement contained in Article 2 shall not apply to Dealer Operator.


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      6.2   Removal of Dealer Operator. Except as provided in Section 6.3 below, the removal or withdrawal of Dealer Operator without Divisions' prior written consent shall constitute grounds for termination of the Dealer Agreements. However, the Divisions recognize that employment responsibilities of the Dealer Operator with Dealer Company may change, making it impractical for the Dealer Operator to continue to fulfill his/her responsibilities as Dealer Operator. In that case, or in the event Dealer Operator leaves the employ of the Dealer Company, Dealer Company shall have the opportunity to propose a replacement Dealer Operator. The Divisions will not unreasonably withhold approval of any such proposal, provided the proposed replacement has the skills and qualifications to act as Dealer Operator pursuant to the standard policies and procedures of GM.

      6.3 Replacement Dealer Operator. Dealer Company shall make every effort to obtain the consent of the Divisions to a proposed replacement Dealer Operator prior to the removal or withdrawal of the approved Dealer Operator. if that is not practical, Dealer Company shall notify Division in writing within 10 days following the removal or withdrawal of the approved Dealer Operator. Within 30 days of that removal or withdrawal, Dealer Company will submit to Division a plan and appropriate applications to replace Dealer Operator with a qualified replacement acceptable to Division. The replacement Dealer Operator must assume his/her responsibilities no later than 90 days following the withdrawal of the approved Dealer Operator. Hometown Auto Retailers, Inc. shall be permitted to appoint a temporary general manager to manage the GM Dealership during the interim period while the Dealer Operator is being replaced.

7. Dispute Resolution. Hometown Auto Retailers, Inc. agrees not to join any legal or administrative action a seller of a General Motors dealership may take against General Motors in the event General Motors declines to approve a proposed transfer to Hometown Auto Retailers, Inc.. Hometown Auto Retailers, Inc. and GM stipulate and agree and each Dealer Company shall stipulate and agree that the dispute resolution process attached hereto as Exhibit D, or any replacement process offered to all GM Dealers, shall be the exclusive source of resolution of any dispute regarding the Dealer Agreements and this Agreement including, but not limited to, involuntary termination of the Dealer Agreements and/or approval of Hometown Auto Retailers, Inc. for additional Investment in or ownership of GM Dealerships. The parties further agree that the Chevrolet dealer dispute resolution process will be used for the resolution of the matter, regardless of the GM Division involved.

8. Right to Purchase or Lease. In the event of any termination of the Dealer Agreement or any transaction or event that would, in effect, discontinue Dealership Operations from that GM Dealership, or a transfer of assets, properties or business to GM or a GM designee pursuant to Section 2.4.3, Hometown Auto Retailers, Inc. agrees and each Dealer Company shall agree to provide GM with: (a) the right to


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      purchase the dealership assets, properties or business for fair market value based on automotive use, and (b) an assignment of any existing lease or lease options that are available, subject in each case to any legal or contractual obligations existing at such time through the process attached hereto as Exhibit B, that Hometown Auto Retailers, Inc. shall assure GM or its delegate of quiet possession of the dealership facilities for a period of not less than five years if the right to have any existing lease or lease option assigned as set forth above is exercised with respect to such facilities within ten years of the execution of this Agreement. If, however, Hometown Auto Retailers, Inc. enters into a financing arrangement with respect to GM's option as described in this Section 8 would be subordinated to the interests of any lender in connection with any default by Hometown Auto Retailers, Inc. under the terms of the financing arrangement other than a default due to the discontinuance of dealership operations from such facilities. The Parties agree that GM may exercise its rights under this Section 8 with respect to some or all of the dealership facilities to which it may apply at any given time, and that failure to exercise such rights as to one facility shall not affect GM's rights as to other facilities.

9. Electronic Funds Transfer. Hometown Auto Retailers, Inc. agrees that each Dealer Company will use Electronic Funds Transfer (EFT) for settlement of the dealership obligations to GM and that GM will have a right of offset for any unpaid debit balances for any Dealer Company at the time the indebtedness is due and will have the right to collect those amounts from the account of the Dealer Company that owes the debt or the account of any other Dealer Company.

10. Compliance with Policies and Procedures. Each Dealer Company must comply with all terms of the Dealer Agreement and all GM policies applicable to Dealer company's Dealership Operations. Those procedures include policies precluding joint advertising and prohibiting sales of GM auction vehicles from other than the purchasing GM Dealership. Except as specifically provided herein, all Dealership Operations shall be conducted consistent with requirements for other GM dealerships.

11. Membership in Dealer Marketing Group. Each GM Dealer Company will join its respective dealer marketing group and area marketing group including membership financial support and will participate as a regular member in meetings and marketing activities.

12. Capital Standards. Hometown Auto Retailers, Inc. agrees and Dealer Company shall agree that Dealer Company shall maintain, at all times, sufficient working capital to meet or exceed the minimum net working capital standards for the Dealer Company as determined from time to time by GM consistent with its normal practices and procedures. Hometown Auto Retailers, Inc. and Dealer Company shall provide such documentation as reasonably requested by GM to assure compliance with that requirement. Hometown Auto Retailers, Inc. shall submit an annual consolidated balance sheet for the combined GM Dealership operations of Hometown Auto Retailers, Inc.


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13.   Discontinuance of Representation. In the event that Hometown Auto
      Retailers, Inc. determines, voluntarily or otherwise to discontinue representation in any given Multiple Dealer Area, Hometown Auto Retailers, Inc. shall grant the right to GM to acquire at fair market value as determined in accordance with Exhibit B the right to representation of the Divisions previously represented by any Dealer Company in that Multiple Dealer Area. GM shall also have the option to acquire the fixed assets and/or the Dealership Facilities in that Multiple Dealer Area in accordance with section 8. The terms and conditions for the exercise of such rights shall be set forth in appropriate and customary documents. Hometown Auto Retailers, Inc. has received GM's standard option agreements modified for this Agreement.

14. Supplement to Dealer Agreement. The parties agree that each Dealer Company shall be required to execute an addendum to the Dealer Agreements binding the Dealer Company to the applicable portions of this Agreement. For each Dealer Company, this Agreement shall supplement the terms of the Dealer Agreements in accordance with Article 17.11 of the Dealer Agreements.

15. Further Modifications. In the event that the policies of GM with regard to Dealerships owned or controlled in whole or in part by public shareholders should be modified, the parties agree to review such modifications to determine whether modification to this Agreement is appropriate.

16. No Third Party Rights. Nothing in this Agreement or the Dealer Agreement shall be construed to confer any rights upon any person not a party hereto or thereto, nor shall it create in any party an interest as a third party beneficiary of this Agreement or the Dealer Agreement. Hometown Auto Retailers, Inc. and Dealer Company hereby agree to indemnify and hold harmless GM, its directors, officers, employees, subsidiaries, agents and representatives from and against all claims, actions, damages, expenses, costs and liability, including attorneys fees, arising from or in connection with any action by a third-party in its capacity as a stockholder of Hometown Auto Retailers, Inc. relating to this Agreement other than through a derivative stockholder suit authorized by the Board of Hometown Auto Retailers, Inc. provided that Hometown Auto Retailers, Inc. shall have the right to assume the defense and control any such actions or suits and that GM shall not settle any such actions or suits without Hometown Auto Retailers, Inc. consent (such consent not to be unreasonably withheld). Notwithstanding the above, GM may choose, at its own expense, to manage and control its own defense in any such action.

17. Modification of Dealer Agreement. This Agreement is intended to modify and adapt certain provisions of the Dealer Agreement and is intended to be incorporated as part of the Dealer Agreement for each Dealer Company. In the event that any provisions of this Agreement are in conflict with other provisions of the standard Dealer Agreement, the provisions contained in this Agreement shall govern. Except as expressly provided in this Agreement the terms of the Dealer Agreements remain unchanged and apply herein.


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18.   Confidentiality. Each party agrees not to disclose the content of this
      Agreement to non-affiliated entities and to treat the Agreement with the same degree of confidentiality as it treats its own confidential documents of the same nature, except as expressly provided by Article 2.3.5 of this Agreement or unless authorized by the other party, required by law, pertinent to judicial or administrative proceedings or to proceedings under the Dispute Resolution Process.

19. Duration of Agreement. This Agreement remains in effect so long as Hometown Auto Retailers, Inc. or any successor thereto, directly or indirectly holds or has an agreement to hold an ownership interest in any GM Dealer Company.

IN WITNESS WHEREOF, the parties have executed this Agreement this 20th day of July, 1998.

HOMETOWN AUTO RETAILERS,             GENERAL MOTORS CORPORATION
INC.


By: /s/ William C. Muller            By: /s/ E. K. Roggenkamp
   ----------------------            ------------------------------
    V. Pres                          E. K. Roggenkamp, III
   ----------------------            General Manager
   ----------------------            North American Operations
   ----------------------            Dealer Network Investment and Development


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